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Exhibit 10.1

BOISE CASCADE CORPORATION

KEY EXECUTIVE PERFORMANCE PLAN FOR EXECUTIVE OFFICERS

(As Amended Through September 26, 2003)

        1.     Purpose of the Plan. The Boise Cascade Corporation Key Executive Performance Plan for Executive Officers (the "Plan") is designed to recognize the contribution made by Executive Officers in optimizing the long-term value to the shareholders of Boise Cascade Corporation (the "Company") and to provide Plan participants with an opportunity to supplement their retirement income through deferrals of awards made under the Plan. The Plan is intended to be subject to and comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and is an unfunded plan providing deferred compensation for a select group of senior management or highly compensated employees.

        2.     Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

          2.1   "Award" or "Corporate Performance Award" means a payment made under the Plan, or a payment earned but deferred according to the terms of a Participant's deferral election under Section 8 of this Plan, based on the Corporate Performance Award Criteria ("Criteria") and/or the Division or Location Performance Measures ("Measures") applicable to the Award Period for which the Award is made. Within 90 days of the beginning of each Award Period, the Committee shall establish the specific Criteria and/or Measures to be achieved by the Company in order for Participants to earn a Corporate Performance Award. The Committee shall establish a mathematical formula pursuant to which an Award, equal to a specified percentage of a Participant's salary, shall be earned upon the attainment of specific levels of the applicable Criteria and/or Measures. This formula may take into account Criteria and/or Measures achieved in prior Award Periods. The Criteria and/or Measures and formula, once established, shall continue for subsequent Award Periods unless modified by the Committee. The Criteria and/or Measures applicable to an Award Period, and the formula pursuant to which Award amounts shall be determined, shall be selected and published within 90 days from the beginning of the Award Period. No Award may be paid to a Participant in excess of $2.5 million for any single Award Period. In the event an Award is earned under the Criteria and/or Measures in effect for an Award Period in excess of $2.5 million, the amount of the Award in excess of this amount shall be deferred in accordance with Section 8 of this Plan.

          2.2   "Award Period" means a period of one year, commencing each January 1 and ending on the following December 31.

          2.3   "Base Salary" means a Participant's annual pay rate at the end of the Award Period without taking into account (i) any deferrals of income, (ii) any incentive compensation, or (iii) any other benefits paid or provided under any of the Company's other employee benefit plans.

          2.4   "Capital" means the net investment employed in the operations of the Company, adjusted for LIFO inventory, present value of operating leases, goodwill amortization, major capital projects, and major nonrecurring adjustments.

          2.5   "Capital Charge" means the deemed opportunity cost of employing Capital for the Company calculated as follows: Capital Charge = average Capital × Pretax Required Rate of Return.

          2.6   A "Change in Control of the Company" shall be deemed to have occurred if:

            (a)   Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; provided, however, if such Person acquires securities directly from the Company, such securities shall not be included unless such Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 25% of the Company's then outstanding shares of common stock or the combined voting power of the Company's then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Section 2.6(c)(i) shall not be deemed to be a Change in Control of the Company; or

            (b)   The following individuals cease for any reason to constitute at least a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least 2/3rds of the directors then still in office who either were directors on the date hereof or whose appointment, election, or nomination for election was previously so approved (the "Continuing Directors"); or

            (c)   The consummation of a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation other than (i) a merger or consolidation which would result in both (a) Continuing Directors continuing to constitute at least a majority of the number of directors of the combined entity immediately following consummation of such merger or consolidation, and (b) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; provided that securities acquired directly from the Company shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 25% of the Company's then outstanding shares of common stock or the combined voting power of the Company's then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Section 2.6(c)(i) shall not be deemed to be a Change in Control of the Company; or

            (d)   The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

        A transaction described in Section 2.6(c) which is not a Change in Control of the Company solely due to the operation of Subsection 2.6(c)(i)(a) will nevertheless constitute a Change in Control of the Company if the Board determines, prior to the consummation of the transaction, that there is not a reasonable assurance that, for at least two years following the consummation of the transaction, at least a majority of the members of the board of directors of the surviving entity or any parent will continue to consist of Continuing Directors and individuals whose election or nomination for election by the shareholders of the surviving entity or any parent would be approved by a vote of at least two-thirds of the Continuing Directors and individuals whose election or nomination for election has previously been so approved.

        For purposes of this section, "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        For purposes of this section, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that "Person" shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) an individual, entity or group that is permitted to and does report its beneficial ownership of securities of the Company on Schedule 13G under the Exchange Act (or any successor schedule), provided that if the individual, entity or group later becomes required to or does report its ownership of Company securities on Schedule 13D under the Exchange Act (or any successor schedule), then the individual, person or group shall be deemed to be a Person as of the first date on which the individual, person or group becomes required to or does report its ownership on Schedule 13D.

          2.7   "Committee" means the Executive Compensation Committee of the Company's Board of Directors (the "Board") or any successor to the Committee.

          2.8   "Corporate Performance Award Criteria" means the attainment of specified levels of Return on Equity ("ROE"), Return on Total Capital ("ROTC"), Economic Value Added ("EVA"), Earnings Per Share ("EPS"), and/or Net Income ("NI") selected by the Committee.

          2.9   "Deferred Compensation and Benefits Trust" means the irrevocable trust (the "DCB Trust") established by the Company with an independent trustee for the benefit of persons entitled to receive payments or benefits hereunder, the assets of which will be subject to claims of the Company's creditors in the event of bankruptcy or insolvency.

          2.10 "Division or Location Performance Measures" mean the attainment by division(s) and/or location(s) (at the division and/or location level) of specified levels of Pretax Return on Total Capital ("PROTC"), EVA, safety, quality, costs, operating efficiency, sales, production, and/or product mix as determined by the Committee.

          2.11 "Earnings Per Share" means the Company's Net Income and excluding preferred dividends, divided by average shares outstanding as reported in the Company's published financial statements, and adjusted for major nonrecurring and nonoperating expense and income items, as determined by the Committee, based on the facts and circumstances involved. Earnings Per Share shall be on a fully diluted basis if required to be reported on this basis under generally accepted accounting principles; otherwise, Earnings Per Share shall be primary Earnings Per Share.

          2.12 "Economic Value Added" means the excess NOPBT that remains after subtracting the Capital Charge, expressed as follows: EVA = NOPBT—Capital Charge

          2.13 "Executive Officers" mean the Company's Chief Executive Officer, President, and any Executive Vice President, Senior Vice President, Vice President, and the Corporate Secretary, Treasurer, or Controller of the Company.

          2.14 "Net Income" means the Company's income after taxes as reported in the Company's published financial statements for the applicable Award Period. Net Income shall be adjusted for major nonrecurring and nonoperating income or expense items, as determined by the Committee, based on the facts and circumstances involved.

          2.15 "Net Operating Profit Before Tax" ("NOPBT") means the before tax operating income of the Company for the Award Period.

          2.16 "Participant" means a person who is an Executive Officer of the Company at the beginning of an Award Period or who is elected an Executive Officer by the Board during an Award Period who is identified by the Company and Committee as being eligible to be a Participant for such Award Period and who timely signs and returns to the Company a participation letter (or similar document) in such form as is approved by the Company.

          2.17 "Pension Plan" means the Boise Cascade Corporation Pension Plan for Salaried Employees, as amended from time to time.

          2.18 "Pretax Required Rate of Return" (also commonly known as the "cost of capital") means the pretax required rate of return percentage including adjustment for business risk and for debt to equity structure, as determined by the Committee for the Award Period.

          2.19 "Retirement" means a Participant's termination of employment with the Company for reasons other than death, total disability (as defined in the Pension Plan), or disciplinary reasons (as that term is used for purposes of the Company's Corporate Policy 10.2, Termination of Employment) at any time after the Participant has attained age 55 with 10 or more years of service (as defined in the Pension Plan).

          2.20 "Return on Equity" means the Company's Net Income, divided by average shareholders' equity.

          2.21 "Return on Total Capital" shall be the Company's Net Income divided by the average Total Capital, as reported in the Company's published financial statements for the applicable Award Period.

        3.     Determination of Awards. As soon as practical after the conclusion of each Award Period, the Committee shall review and evaluate the Corporate Performance Award Criteria applicable to the Award Period in light of the Company's performance measured in accordance with such criteria, and shall determine whether the criteria have been satisfied. If satisfied, the Committee shall so certify in a written statement and shall apply the criteria to determine the percentage amount of the Award for each Participant.

        4.     Payment of Awards. Payment of Awards, less withholding taxes, shall be made to Participants as soon as practical but only upon the Committee's certification that the applicable Award Criteria have been satisfied and upon determination of the amount of each Award. No Award shall be deemed to be earned under this Plan prior to the Committee's certification and Award determination. Funding of Awards under this Plan shall be out of the general assets of the Company. Payment of Awards for which a deferral election has been made by a Participant pursuant to Section 8 hereof shall be made in accordance with the Participant' s deferral election. Notwithstanding the foregoing, no payments shall be made under this Plan unless the material terms of the Plan have been approved by a majority vote of the Company's shareholders voting with respect to such matters.

        5.     Administration and Interpretation of the Plan. The Committee shall have final discretion, responsibility, and authority to administer and interpret the Plan. This includes the discretion and authority to determine all questions of fact, eligibility, or benefits relating to the Plan. The Committee may also adopt any rules it deems necessary to administer the Plan. The Committee's responsibilities for administration and interpretation of the Plan shall be exercised by Company employees who have been assigned those responsibilities by the Company's management. Any Company employee exercising responsibilities relating to the Plan in accordance with this section shall be deemed to have been delegated the discretionary authority vested in the Committee with respect to those responsibilities, unless limited in writing by the Committee. Any Participant may appeal any action or decision of these employees to the Company's General Counsel and may request that the Committee reconsider decisions of the General Counsel. Claims for benefits under the Plan and appeals of claim denials shall be in accordance with Sections 12 and 13. Any interpretation by the Committee shall be final and binding on the Participants.

        6.     Participation in the Plan. Executive Officers of the Company may become Participants in accordance with the terms of the Plan at any time during the Award Period, as provided in Section 2.16. If an Executive Officer becomes a Participant at any time other than at the commencement of an Award Period, the amount of his or her Award under the Corporate Performance Award Criteria of the Plan shall be prorated on the basis of the number of days during the Award Period that he or she is a Participant compared to the total number of calendar days in the Award Period.

        At such time as an Executive Officer becomes a Participant in this Plan, he or she shall be eligible to be a Participant in all subsequent Award Periods under the Plan until he or she ceases to be an Executive Officer of the Company, his or her employment with the Company terminates, he or she is excluded from participation by the Committee, or he or she fails to sign a participation letter as provided in Section 2.16.

        If a person becomes a Participant under this Plan and is also a Participant under the Company's Key Executive Performance Plan for Key Executives or any similar incentive plan for the same Award Period, such Participant will also be eligible to receive a pro rata Award under the Key Executive Performance Plan for Key Executives or such other plan, in accordance with the terms of such plan, at the end of the Award Period.

        7.     Treatment of Awards Upon Retirement, Disability, Death, Reassignment or Termination. A Participant who (a) retires (including early retirement as defined under the Pension Plan and retirement under the Company's Supplemental Early Retirement Plan for Executive Officers), (b) becomes totally disabled, (c) dies, or (d) terminates employment as a direct result of the sale or permanent closure of a division or facility of the Company or as a direct result of a merger, reorganization, sale, or restructuring of all or part of the Company, will cease to be a Participant in the Plan as of the day of the occurrence of such event. In this event, the Participant (or his or her designated beneficiary or estate in the case of death) shall receive a pro rata Award under the Plan (if one is paid), based on the number of days during the Award Period the person was a Participant in the Plan compared to the total number of days in the Award Period. This prorated Award shall be paid to the Participant (or his or her designated beneficiary or estate in the case of death) as soon as practical after the Committee certifies that an Award is payable under the applicable Criteria and determines the amount of the Award. Any award to be paid pursuant to clause (d) above shall be calculated based on the corporate Performance Award Criteria applicable to the Award Period through the date of the occurrence of such event and shall be calculated as though such event had not occurred.

        If a Participant is excluded from participation by decision of the Committee during an Award Period, the Participant shall cease participation as of the date of such decision and shall be eligible to receive a prorated Award for the Award Period (if one is paid). The calculation and payment of this prorated award will be made in the same manner as that of a Participant who has retired, become permanently disabled, or died.

        Participants who otherwise terminate their employment with the Company during an Award Period, whether voluntarily or involuntarily, with or without cause, shall not be eligible to receive any Award for the Award Period.

        8.     Deferral of Awards. A Participant may elect to defer receipt of all or any portion of any Corporate Performance Award made under the Plan to a future date as provided in the Company's 2001 Key Executive Deferred Compensation Plan.

        9.     Deferred Compensation and Benefits Trust. Upon the occurrence of a Change in Control of the Company or at any time thereafter, the Company, in its sole discretion, may transfer to the DCB Trust cash, marketable securities, or other property acceptable to the trustee to pay the Company's obligations under this Plan in whole or in part (the "Funding Amount"). Any cash, marketable securities, and other property so transferred shall be held, managed, and disbursed by the trustee subject to and in accordance with the terms of the DCB Trust. In addition, from time to time, the Company may make additional transfers of cash, marketable securities, or other property acceptable to the trustee as desired by the Company in its sole discretion to maintain or increase the Funding Amount with respect to this Plan. The assets of the DCB Trust, if any, shall be used to pay benefits under this Plan, except to the extent the Company pays such benefits. The Company and any successor shall continue to be liable for the ultimate payment of those benefits.

        10.   Miscellaneous.

          10.1 Assignability. A Participant's right and interest under the Plan may not be assigned or transferred, except in the event of the Participant's death, in which event such right and interest shall be transferred to his or her designated beneficiary, or in the absence of a designation of beneficiary, by will or in accordance with the laws of descent and distribution of the state of the Participant's principal residence at the time of death.

          10.2 Employment Not Guaranteed. This Plan is not intended to and does not create a contract of employment in any manner. Employment with the Company is at will, which means that either the employee or the Company may end the employment relationship at any time and for any reason. Nothing in this Plan changes or should be construed as changing that at-will relationship.

          10.3 Taxes. The Company shall deduct from all payments made under this Plan all applicable federal or state taxes required by law to be withheld. Participants may, upon written request to the Company, request additional amounts to be withheld from any Award.

          10.4 Construction and Jurisdiction. The Plan shall be construed according to the laws of the state of Idaho. In the event any lawsuit or legal action is brought, by any party, person, or entity regarding this Plan, benefits hereunder, or any related issue, such action or suit may be brought only in Federal District Court in the District of Idaho.

          10.5 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Committee or the Company shall be made in writing and in such form as the Company may prescribe. Such communication shall be effective upon receipt by the Company's Salaried and Executive Compensation Manager at 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001.

        11.   Amendment and Termination. The Company, acting through its Board or any committee of the Board, may, at its sole discretion, amend or terminate the Plan at any time, provided that the amendment or termination shall not adversely affect the vested or accrued rights or benefits of any Participant without the Participant's prior consent.

        12.   Claims Procedure. Claims for benefits under the Plan shall be filed in writing, within 90 days after the event giving rise to a claim, with the Company's Salaried and Executive Compensation Manager, who shall have absolute discretion to interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to such claim in the name and on behalf of the Committee. Such written notice of a claim shall include a statement of all facts believed by the Participant to be relevant to the claim and shall include copies of all documents, materials, or other evidence that the Participant believes relevant to such claim. Written notice of the disposition of a claim shall be furnished the claimant within 90 days after the application is filed. This 90-day period may be extended an additional 90 days by the Salaried and Executive Compensation Manager, in his or her sole discretion, by providing written notice of such extension to the claimant prior to the expiration of the original 90-day period. In the event the claim is denied, the specific reasons for such denial shall be set forth in writing, pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the claimant may perfect the claim or submit such claim for review will be provided.

        13.   Claims Review Procedure. Any Participant, former Participant or Beneficiary of either, who has been denied a benefit claim under Section 12 hereof, shall be entitled, upon written request, to a review of his or her denied claim. Such request, together with a written statement of the claimant's position, shall be filed no later than 60 days after receipt of the written notification provided for in Section 12, and shall be filed with the Company's Salaried and Executive Compensation Manager, who shall promptly inform the Committee and forward all such material to the Committee for its review. The Committee may meet in person or by telephone to review any such denied claim. The Committee shall make its decision, in writing, within 60 days after receipt of the claimant's request for review. The Committee's written decision shall state the facts and Plan provisions upon which its decision is based. The Committee's decision shall be final and binding on all parties. This 60-day period may be extended an additional 60 days by the Committee, in its discretion, by providing written notice of such extension to the claimant prior to the expiration of the original 60-day period.

        14.   Effective Date. The Plan shall become effective on January 1, 1995, provided it is approved by the Company's shareholders at the 1995 annual meeting of shareholders.

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  Exhibit 10.1
BOISE CASCADE CORPORATION KEY EXECUTIVE PERFORMANCE PLAN FOR EXECUTIVE OFFICERS (As Amended Through September 26, 2003)